EXHIBIT 99.1

CytRx Reports First Quarter 2011 Financial Results

– Actively Advancing Oncology Portfolio Development with Seven Clinical Trials Currently Underway or Planned –

– Preliminary Phase 2 Clinical Data from Bafetinib Trial in Advanced-Stage Leukemia Expected this Quarter –

LOS ANGELES (May 5, 2011) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company specializing in oncology, today reported financial results for the three months ended March 31, 2011, and provided a business update.

“This is a highly eventful time at CytRx as we currently have seven clinical trials underway or expected to begin soon with our oncology portfolio.  We are very excited about our plans to report preliminary clinical data from our Phase 2 proof-of-concept clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL) in the near-term,” said Steven A. Kriegsman, CytRx President and CEO.  “Our ability to rapidly produce preliminary efficacy and safety data reflects solid execution on a strategy to quickly and cost-effectively move our oncology portfolio toward commercialization, with the goals of providing effective treatment options for patients suffering with cancers and enhancing value for our shareholders.

“Among our recent highlights, we commenced a dose escalation trial with our tumor-targeting pro-drug candidate INNO-206 in patients with advanced solid tumors who have failed standard therapies.  Data from this trial is expected to support our planned move in the second half of this year into a Phase 2 clinical trial in patients suffering from soft tissue sarcomas,” he added.  “Additionally, just last week we announced receipt of orphan drug designation for INNO-206 in pancreatic cancer and are now making arrangements to support third-party development for  this deadliest of all cancers.  With tamibarotene, we took measures to expedite enrollment in our Phase 2b clinical trial with this drug candidate as a first-line treatment for non-small-cell lung cancer by increasing our clinical sites to 15.

“We are in the highly advantageous position of having what we believe are sufficient capital resources to support our current operations and development programs for the foreseeable future, as we begin to produce important clinical data,” added Mr. Kriegsman.  “We reported more than $30 million in cash and cash equivalents at the first quarter close and have additional opportunities to boost our financial resources by monetizing our remaining non-oncology assets. Last month, we received 163,000 shares of common stock of ADVENTRX Pharmaceuticals (of which approximately 20% are being held in escrow) in exchange for our 19.1% stake in SynthRx.  If all milestones under that agreement are achieved, we could receive up to 2.9 million additional shares of ADVENTRX.”  The last sale price of ADVENTRX (NYSE Amex: ANX) shares on the NYSE Amex on May 2, 2011 was $2.65.

First Quarter 2011 Financial Results
CytRx reported a net loss for the first quarter of 2011 of $6.3 million, or $0.06 per share, based on 109.2 million weighted average shares outstanding.  The 2011 first quarter net loss included a recognized gain of $0.6 million resulting from the warrant derivative liabilities related to warrants issued in July 2009 being marked to market each quarter.  The Company reported a net loss for the first quarter of 2010 of $0.6 million, or $0.01 per share, based on 108.9 million weighted average shares outstanding.  The 2010 first quarter included a $3.8 million gain on the sales of shares of common stock in RXi Pharmaceuticals Corporation (Nasdaq: RXII) and $0.1 million on the valuation of warrant derivative liabilities related to warrants issued in July 2009.  The Company’s cash used in operating activities was approximately $3.7 million for the first quarter of 2011.

Research and development (R&D) expenses were $4.8 million for first quarter of 2011, compared with $2.0 million for first quarter of 2010.  This increase resulted from the expansion of the Company’s oncology clinical development programs.  R&D expenses excluding stock option expense, non-cash expenses, and depreciation expense, were $4.7 million for the three-month period ended March 31, 2011, and included $1.1 million for the INNO-206 program, $0.1 million for the bafetinib program, $2.3 million for the tamibarotene program, with the remainder for general operation of clinical programs.

General and administrative (G&A) expenses were $2.0 million for the first quarter of 2011, compared with $2.6 million for the comparable period in 2010, and included $0.2 million of employee stock option expense.  The reduction was due to a decrease in professional, legal and consulting fees.

CytRx reported cash, cash equivalents and marketable securities of $30.1 million as of March 31, 2011, compared with cash, cash equivalents and marketable securities, and proceeds from the sale of RXi, of $33.8 million as of December 31, 2010.  On April 8, 2011, CytRx received approximately 163,000 shares of common stock of ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) in exchange for its 19.1% ownership in SynthRx, Inc.

About CytRx’s Oncology Portfolio

CytRx has a pipeline of oncology drug compounds that offer broad market opportunities, including bafetinib, tamibarotene and INNO-206.

Bafetinib

CytRx holds rights to bafetinib (formerly known as INNO-406) in all territories except Japan. Bafetinib is a potent, orally available, rationally designed, dual Bcr-Abl and Lyn kinase inhibitor. CytRx recently announced initiation of two Phase 2 proof-of-concept clinical trials to evaluate the efficacy and safety of bafetinib in patients with high-risk B-cell chronic lymphocytic leukemia (B-CLL) and advanced prostate cancer, and a pharmacokinetic clinical trial in patients with brain cancer.

Bafetinib was developed as a third-line treatment for patients with CML and certain forms of acute myeloid leukemia (AML) that are refractory or intolerant of other approved treatments. In November 2008, CytRx announced that bafetinib demonstrated clinical responses in patients with CML in an international, open-label Phase 1 dose-ranging clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec® and, in some cases, second-line tyrosine kinase inhibitors such as dasatinib and nilotinib. In April 2010, the Company announced that bafetinib had received official notification from the Committee for Orphan Medicinal Products (COMP) of the European Medicines Agency (EMEA) that a positive opinion was made regarding the application for orphan medicinal product status for the treatment of chronic myeloid leukemia (CML). Bafetinib also has been granted Orphan Drug Status for the treatment of Philadelphia chromosome-positive (Ph+) CML by the U.S. Food and Drug Administration (FDA).

Tamibarotene

CytRx holds the North American and European rights to tamibarotene as a treatment for certain cancers. Tamibarotene is an orally available, rationally designed, synthetic retinoid compound designed to potentially avoid toxic side effects by binding to its molecular target more selectively than all-trans retinoic acid (ATRA), the current first-line treatment for APL. Tamibarotene is being evaluated for efficacy and safety in a Phase 2 trial as a third-line treatment for APL, and in a Phase 1/2 dose escalation trial in combination with arsenic trioxide (ATO) in relapsed APL to determine maximum dose and dose-limiting toxicity. The FDA has granted Orphan Drug Designation for APL and Fast Track Designation for the treatment of adult patients with relapsed or refractory APL following treatment with ATRA and ATO. Tamibarotene also has been granted orphan medicinal product status by the European Medicines Agency for the treatment of APL. The estimated annual market potential in the U.S. and Europe for tamibarotene as a treatment for refractory, maintenance and front-line therapy in APL is up to $150 million. In addition, the Company has announced initiation of a Phase 2 clinical trial of tamibarotene as a treatment for stage IIIb and IV non-small-cell lung cancer.

INNO-206

INNO-206 is a tumor-targeting pro-drug of the commonly prescribed chemotherapeutic doxorubicin and was designed to reduce adverse events by controlling release and preferentially targeting the tumor. The Company has announced plans to initiate or support two Phase 2 clinical trials of INNO-206 in patients with soft tissue sarcomas and pancreatic cancer upon completion of an abbreviated safety study. In a Phase 1 study, doses were administered at up to six times the standard dosing of doxorubicin without an increase in observed side effects over those historically seen with doxorubicin. Objective clinical responses were seen in patients with sarcoma, breast and lung cancers. The Company also has announced that INNO-206 demonstrated statistically significant results in animal models of breast cancer, small cell lung cancer, pancreatic cancer and ovarian cancer.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development oncology company engaged in the development of high-value human therapeutics. The CytRx oncology pipeline includes three programs in clinical development for cancer indications: bafetinib, tamibarotene and INNO-206. The Company is evaluating bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL) and the PROACT Phase 2 clinical trial in advanced prostate cancer, and is conducting a pharmacokinetic clinical trial in brain cancer. With its tumor-targeting pro-drug candidate INNO-206, CytRx plans to initiate or support Phase 2 proof-of-concept clinical trials as a treatment for pancreatic cancer and soft tissue sarcomas, following a dose escalation trial in patients with advanced solid tumors. CytRx’s pipeline also includes tamibarotene, which it is testing in patients with non-small-cell lung cancer and which is in a registration clinical trial as a treatment for acute promyelocytic leukemia (APL). In addition to its core oncology programs, CytRx owns rights to two drug candidates based on its molecular chaperone regulation technology. The Company’s current business strategy is to seek one or more strategic partnerships to pursue the development of that technology or the outright sale of the molecular chaperone business. For more information on the Company, visit http://www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the ability to obtain regulatory approval for clinical testing of INNO-206, bafetinib or tamibarotene, the scope of clinical testing that may be required by regulatory authorities and the timing and outcome of further clinical trials, the risk that any future human testing of INNO-206 for pancreatic cancer or soft tissue sarcomas, bafetinib for B-CLL, advanced prostate cancer or brain cancer, or tamibarotene for APL or solid tumors, including non-small cell lung cancer, might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's ability to enter into one or more transactions to advance development of its molecular chaperone assets, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including any future clinical development of INNO-206, Bafetinib or tamibarotene, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Financial tables to follow]

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$11,002,415	$6,324,430
Marketable securities	19,076,620	20,567,861
Proceeds from sale of RXi, received January 6, 2011	—	6,938,603
Receivable	159,736	259,006
Income taxes recoverable	421,162	519,158
Interest receivable	68,129	117,624
Prepaid expenses and other current assets	1,814,286	1,247,145
Total current assets	32,542,348	35,973,827
Equipment and furnishings, net	302,638	319,191
Goodwill	183,780	183,780
Other assets	217,510	220,292
Total assets	$33,246,276	$36,697,090
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,426,289	$1,027,924
Accrued expenses and other current liabilities	4,356,064	2,663,910
Warrant liabilities	1,836,808	2,437,281
Total current liabilities	8,619,161	6,129,115
Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 109,857,885 and 109,840,445 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	109,858	109,840
Additional paid-in capital	229,587,035	229,253,122
Treasury stock, at cost (633,816 shares held at March 31, 2011 and December 31, 2010)	(2,279,238)	(2,279,238)
Accumulated deficit	(202,790,540)	(196,515,749)
Total stockholders’ equity	24,627,115	30,567,975
Total liabilities and stockholders’ equity	$33,246,276	$36,697,090

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue:
License revenue	—	—
	—	—
Expenses:
Research and development	4,820,708	2,045,809
General and administrative	2,049,463	2,645,110
	6,870,171	4,690,919

Loss before other income	(6,870,171)	(4,690,919)
Other income:
Interest income	55,428	93,031
Other income, net	37,031	7,166
Gain on warrant derivative liability	600,473	132,693
Gain on sale of affiliate’s shares – RXi Pharmaceutical	—	3,847,500
Loss before provision for income taxes	(6,177,239)	(610,529)
Provision for income taxes	97,996	—
Net loss	$(6,275,235)	$(610,529)

Basic and diluted net loss per share	$(0.06)	$(0.01)

Weighted average shares outstanding	109,213,838	108,911,418

Contact:
Investor Relations
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

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